Exhibit 99.1

Consolidated Water Co. Ltd.

Comments on Recent News Item from Belize

GEORGE TOWN, Cayman Islands, October 5, 2018 -- Consolidated Water Co. Ltd. (the “Company”) (Nasdaq Global Select Market: CWCO), a leading developer and operator of seawater desalination plants, clarified recent news reports from Belize. The reports stated that the House of Representatives of Belize approved a sovereign guaranty for a proposed loan from the Caribbean Development Bank of $17 million Belize dollars (US$8.5 million) to enable Belize Water Services Ltd. to acquire all of the shares of Consolidated Water (Belize) Limited (“CW-Belize”) and to expand its water treatment plant, retrofit the San Pedro water and sewerage system and make other improvements to the country’s water distribution network. One of these reports further stated that the “Acting Prime Minister Patrick Faber introduced a motion in the house which will trigger the acquisition of the company (meaning CW-Belize).”

Commenting on these reports, Rick McTaggart, President and CEO of the Company, clarified that “while the Company had signed a non-binding Memorandum of Understanding (MOU) with Belize Water Services Ltd. earlier this year with respect to the potential sale of the CW-Belize shares, the parties have not negotiated nor executed any binding transaction documents. As an enticement to the Company to enter into this proposed transaction, Belize Water Services Ltd. promised in the MOU to facilitate the conversion to US$ and the repatriation of all cash that the Company holds in Belize. Consequently, the Company has been able to repatriate US$2.75 million in cash from Belize to its bank accounts in the Cayman Islands over the past three months, representing a marked increase in the amount of cash that the Company has been able to transfer from its accounts in Belize in recent years.” Mr. McTaggart further clarified that “the transaction contemplated in the MOU is contingent on several things, including but not limited to the successful negotiation of the binding transactions documents, Belize Water Services Ltd.’s ability to obtain financing for the transaction, due diligence, governmental approvals, and the conversion to US$ and the repatriation of the Company’s remaining cash balances in Belize.”

McTaggart concluded his comments by noting that, “As disclosed in our various public filings, it has been increasingly difficult to repatriate the profits from our Belize operations in recent years due to Belize’s general economic situation. In the event that this transaction is completed, the Company plans to use the proceeds to fund organic growth projects in our other existing markets, as well as new projects and potential acquisitions in new and developing markets.”

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia. The Company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment in the United States.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company's ordinary (common) shares are traded on the NASDAQ Global Select Market under the symbol "CWCO". Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, and changes in its relationship with the government of Belize, and the outcome of its negotiations with the government of Belize regarding the potential sale of CW-Belize. The Company cannot provide any assurances that it will be able to repatriate any additional profits from its Belize operations or consummate the sale of CW-Belize to Belize Water Services Ltd.

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact our investor relations firm, AdvisIRy Partners:

Lynn Morgen: (212) 223 4147 or lynn.orgen@advisiry.com

Eric Prouty: (212) 750 5800 or eric.prouty@advisiry.com

Viktoriia Nakhla: (646) 625-4800 or vicky.nakhla@advisiry.com